[LOGO]                                                              NEWS RELEASE

                                Contacts: Susser Holdings Corporation
                                          Mary Sullivan, Chief Financial Officer
                                          (361) 693-3743

FOR IMMEDIATE RELEASE

                                          DRG&E
                                          Ken Dennard, Managing Partner
                                          (713) 529-6600, ksdennard@drg-e.com
                                          Anne Vincent, Senior Vice President
                                          (210) 408-6321, avincent@drg-e.com

                   Susser Holdings Reports 1st Quarter Results
             Merchandise Sales Up 8.8%, Adjusted EBITDA(1) Up 18.8%
                         Company Reaffirms 2007 Guidance

CORPUS CHRISTI, Texas, May 16, 2007 - Susser Holdings Corporation (NASDAQ: SUSS) today reported that its first quarter 2007 merchandise sales increased 8.8 percent to $93.4 million, versus $85.8 million a year ago. Adjusted EBITDA(1) increased 18.8 percent to $7.8 million, versus $6.6 million in the prior year's first quarter.

      Total revenues increased to $528.6 million from $523.3 million in the same quarter of 2006. Total gross profit increased 7.6 percent to $52.4 million, compared with $48.7 million in the prior year's first quarter, primarily reflecting increased merchandise sales and improved retail fuel margins. The Company reported a net loss in the quarter of $2.4 million, or $0.14 per diluted share, compared with a net loss of $3.9 million, or $0.43 per diluted share, in the first quarter of 2006. The improvement in year-over-year net results is due to higher gross profit and lower interest expense.

      "Despite the impact of unusual winter weather patterns that negatively impacted sales in our key markets, we recorded strong year-over-year growth in merchandise sales and merchandise gross profit during the first quarter," said Sam L. Susser, Susser Holdings President and Chief Executive Officer. "We also benefited from stronger retail fuel margins.

      "We continue to be very pleased with the growth of our Laredo Taco Company restaurant business. We opened six new kitchens in the first quarter, and we expect to add a total of 25-30 kitchens in our new and existing stores in 2007.

      "With the winter behind us and our convenience store and fuel island re-branding projects now complete, we expect improved retail sales performance as we move into the seasonally stronger spring and summer quarters," Susser said.

      "Our organic growth program is on track, and we are actively seeking acquisition opportunities that will be accretive to earnings and offer strong synergies."

Susser Holdings Corporation 1Q 2007 Earnings - Page 2

New Convenience Store/Wholesale Dealer Site Update

      During the first quarter of 2007, Susser opened two new large-format convenience stores and closed two smaller stores, leaving the total store count at April 1 at 325. Susser expects to open four additional stores in the second quarter of 2007. An estimated 18 to 22 new retail stores are planned for all of 2007, and substantially all of these stores are expected to include a Laredo Taco Company restaurant.

      In its wholesale operations, the Company added six new dealer sites and discontinued two, for a total of 371 dealer sites in operation at the end of the first quarter. Susser expects to add 25 to 35 new dealer sites for all of 2007.

First Quarter Financial Highlights

      Merchandise sales from Susser's retail convenience stores totaled $93.4 million during the first quarter of 2007, an increase of 8.8 percent overall and
4.9 percent on a same-store basis. This growth was led by strong sales performance from the Laredo Taco Company restaurants and increased sales of beer, packaged beverages and coffee, and the impact of an increase in the cigarette excise tax in Texas. Total merchandise gross profit increased 6.5 percent to $30.0 million. Net merchandise margin was 32.1 percent - down slightly from 32.8 percent a year ago - primarily reflecting the impact of the cigarette tax increase.

      Retail convenience store fuel volumes declined 1.4 percent to 101.8 million gallons for the quarter, reflecting the impact of unusual winter weather in key markets during January and February, and temporary disruptions relating to the conversion of the fuel brand. Average volumes sold per store for the quarter decreased 2.4 percent to 317,443 gallons. Retail fuel gross margins increased, however, to 11.9 cents per gallon, versus 9.2 cents per gallon in the first quarter of 2006, producing a 27.6 percent increase in retail fuel gross profit to $12.1 million.

      Wholesale fuel volumes sold to Susser's 371 dealers and other third-party customers increased 1.6 percent to 111.6 million gallons in the quarter. Wholesale fuel gross margin was 3.8 cents per gallon, versus 4.8 cents per gallon a year ago, and wholesale fuel gross profit decreased 18.3 percent to $4.3 million. The lower margins partly reflect a mix change resulting from the June 2006 sale of 25 unattended units, which produced higher margins than the average wholesale business.

Susser Holdings Corporation 1Q 2007 Earnings - Page 3

2007 Guidance Reaffirmed

The Company is reaffirming its existing 2007 guidance range as follows:

Merchandise Same-Store Sales Growth                        4-5%
Merchandise Margins                                        31-33%
Retail Average Per-Store Gallons Growth                    2-6%
Retail Fuel Margins                                        12-15 cents/gallon
Wholesale Fuel Margins                                     4.0-5.5 cents/gallon
New Retail Stores*                                         18-22
New Wholesale Dealer Sites*                                25-35

* Does not reflect store closures, which are typically much lower volume locations than new sites.
----------

(1) Adjusted EBITDA is a non-GAAP financial measure of performance and liquidity that has limitations and should not be considered as a substitute for net income or cash provided by (used in) operating activities. Please refer to the discussion and tables under "Reconciliations of Non-GAAP Measures" at the end of this news release for a discussion of our use of adjusted EBITDA and a reconciliation to net income and cash provided by operating activities for the periods presented.

Investor Conference Call and Webcast

      Susser's management team will hold a conference call on Thursday, May 17, 2007, at 11 a.m. ET (10 a.m. CT) to discuss first quarter results. To participate in the call, dial (303) 262-2137 at least 10 minutes before the call begins and ask for the Susser conference call. A replay will be available approximately two hours after the call ends and will be accessible through May
24. To access the replay, dial (303) 590-3000 and enter the pass code 11088756#.

      The conference call will also be accessible via Susser's Web site at www.susser.com. To listen to the live call, please visit the Investor Relations page of Susser's Web site at least 10 minutes early to register and download any necessary software. An archive will be available shortly after the call and will be accessible for approximately 60 days.

About Susser Holdings Corporation

      Corpus Christi, Texas-based Susser Holdings Corporation is a third generation family led business that operates 325 convenience stores in Texas and Oklahoma under the Stripes banner and supplies branded motor fuel to over 370 independent dealers through its wholesale fuel division. Susser owns and operates over 150 Laredo Taco Company restaurants inside the Stripes convenience stores that feature authentic "made from scratch" Mexican food.

Forward-Looking Statements

This news release contains "forward-looking statements" describing Susser's objectives, targets, plans, strategies, costs, anticipated capital expenditures, expected cost savings, costs of our store re-branding initiatives, expansion of

Susser Holdings Corporation 1Q 2007 Earnings - Page 4

our food service offerings, potential acquisitions and new store openings and dealer locations. These statements are based on current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially, including but not limited to: competition from other convenience stores, gasoline stations, supermarkets, hypermarkets and other wholesale fuel distributors; changes in economic conditions; volatility in energy prices; political conditions in key crude oil producing regions; wholesale cost increases of tobacco products; adverse publicity concerning food quality, food safety or other health concerns related to our restaurant facilities; consumer behavior, travel and tourism trends; devaluation of the Mexican peso or restrictions on access of Mexican citizens to the U.S.; unfavorable weather conditions; changes in state and federal regulations; dependence on one principal supplier for merchandise, two principal suppliers for gasoline and one principal provider for transportation of substantially all of our motor fuel; financial leverage and debt covenants; changes in debt ratings; inability to identify, acquire and integrate new stores; dependence on senior management; acts of war and terrorism; and other unforeseen factors. For a full discussion of these and other risks and uncertainties, refer to the "Risk Factors" section of the Company's annual report on Form 10-K for the year ended December 31, 2006. These forward-looking statements are based on and include our estimates as of the date hereof. Subsequent events and market developments could cause our estimates to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available, except as may be required by applicable law.

                           Financial statements follow

Susser Holdings Corporation 1Q 2007 Earnings - Page 5

                           Susser Holdings Corporation
                      Consolidated Statements of Operations
                                    Unaudited

                                                                                Three Months Ended
                                                                       -----------------------------------
                                                                           April 2,             April 1,
                                                                             2006                 2007
                                                                       -----------------------------------
                                                                              (dollars in thousands,
                                                                             except per share amounts)
Revenues:
     Merchandise sales                                                 $       85,799       $       93,365
     Motor fuel sales                                                         431,576              429,115
     Other income                                                               5,936                6,170
                                                                       -----------------------------------
Total revenues                                                                523,311              528,650

Cost of sales:
     Merchandise                                                               57,669               63,405
     Motor fuel                                                               416,847              412,726
     Other                                                                        121                  124
                                                                       -----------------------------------
Total cost of sales                                                           474,637              476,255
                                                                       -----------------------------------
Gross profit                                                                   48,674               52,395

Operating expenses:
     Personnel                                                                 16,721               18,254
     General and administrative                                                 4,488                6,225
     Other operating                                                           14,749               14,690
     Rent                                                                       5,557                6,014
     Royalties                                                                    880                   66
     Loss (gain) on disposal of assets  and impairment charge                      (4)                  15
     Depreciation, amortization, and accretion                                  5,645                6,502
                                                                       -----------------------------------
Total operating expenses                                                       48,036               51,766
                                                                       -----------------------------------

Income from operations                                                            638                  629

Other income (expense):
     Interest expense                                                          (4,747)              (2,859)
     Other miscellaneous                                                          181                  105
                                                                       -----------------------------------
Total other income (expense)                                                   (4,566)              (2,754)

Minority interest in income (loss) of consolidated subsidiaries                   (19)                 (16)
                                                                       -----------------------------------

Net income (loss) before income taxes                                          (3,947)              (2,141)
Income tax expense                                                                 --                 (260)
                                                                       -----------------------------------
Net income (loss)                                                      $       (3,947)      $       (2,401)
                                                                       ===================================

Net income (loss) per share:
      Basic                                                            $        (0.43)      $        (0.14)
      Diluted                                                          $        (0.43)      $        (0.14)

Weighted average shares outstanding:
      Basic                                                                 9,230,404           16,705,404
      Diluted                                                               9,230,404           16,705,404

Susser Holdings Corporation 1Q 2007 Earnings - Page 6

                           Susser Holdings Corporation
                           Consolidated Balance Sheets

                                                                                     December 31,        April 1,
                                                                                         2006              2007
                                                                                     ------------      ------------
                                                                                           audited unaudited
Assets                                                                                       (in thousands)
Current assets:
     Cash and cash equivalents                                                       $     32,938      $     20,018
     Accounts receivable, net of allowance for doubtful accounts
         of $1,179 at December 31, 2006 and $1,246 at April 1, 2007                        44,084            52,688
     Inventories, net                                                                      37,296            38,954
     Assets held for sale                                                                     518               518
     Other current assets                                                                   1,884             3,705
                                                                                     ------------      ------------
Total current assets                                                                      116,720           115,883

Property and equipment, net                                                               232,454           244,318

Other assets:
     Goodwill                                                                              44,762            44,762
     Intangible assets, net                                                                17,492            16,676
     Other noncurrent assets                                                               10,899            11,036
                                                                                     ------------      ------------
Total other assets                                                                         73,153            72,474
                                                                                     ------------      ------------
Total assets                                                                         $    422,327      $    432,675
                                                                                     ============      ============

Liabilities and shareholders' equity
Current liabilities:
     Accounts payable                                                                $     84,838      $     96,150
     Accrued expenses and other  current liabilities                                       20,711            21,498
                                                                                     ------------      ------------
Total current liabilities                                                                 105,549           117,648

Long-term debt                                                                            120,000           120,000
Deferred gain, long-term portion                                                           27,060            26,684
Other noncurrent liabilities                                                                7,918             8,253
                                                                                     ------------      ------------
Total long-term liabilities                                                               154,978           154,937

Minority interests in consolidated subsidiaries                                               630               645

Commitments and contingencies

Shareholders' equity:
     Common stock, $.01 par value, 125,000,000 shares authorized, 16,824,162 issued and outstanding as of December 31, 2006, 16,831,662 issued and
        outstanding as of April 1, 2007                                                       168               168
     Additional paid-in capital                                                           166,398           167,073
     Retained earnings (deficit)                                                           (5,396)           (7,796)
                                                                                     ------------      ------------
Total shareholders' equity                                                                161,170           159,445
                                                                                     ------------      ------------
Total liabilities and shareholders' equity                                           $    422,327      $    432,675
                                                                                     ============      ============

Susser Holdings Corporation 1Q 2007 Earnings - Page 7

Reconciliations of Non-GAAP Measures to GAAP Measures

      We define EBITDA as net income before net interest expense, income taxes and depreciation, amortization and accretion. Adjusted EBITDA further adjusts EBITDA by excluding cumulative effect of changes in accounting principles, discontinued operations, non-cash stock-based compensation expense and certain other operating expenses that are reflected in our net income that we do not believe are indicative of our ongoing core operations, such as significant non-recurring transaction expenses and the gain or loss on disposal of assets and impairment charges. Adjusted EBITDAR adds back rent to adjusted EBITDA. In addition, those expenses that we have excluded from our presentation of adjusted EBITDA and adjusted EBITDAR (along with our royalty expenses, marketing expenses, management fees and other items) are also excluded in measuring our covenants under our revolving credit facility and the indenture governing our senior notes.

      We believe that adjusted EBITDA and adjusted EBITDAR are useful to investors in evaluating our operating performance because:

      o they are used as a performance and liquidity measure under our subsidiaries' revolving credit facility and the indenture governing our senior notes, including for purposes of determining whether they have satisfied certain financial performance maintenance covenants and our ability to borrow additional indebtedness and pay dividends to us;
      o securities analysts and other interested parties use them as a measure of financial performance and debt service capabilities;
      o they facilitate management's ability to measure operating performance of our business because they assist us in comparing our operating performance on a consistent basis since they remove the impact of items not directly resulting from our retail convenience stores and wholesale motor fuel distribution operations;
      o they are used by our management for internal planning purposes, including aspects of our consolidated operating budget, capital expenditures, as well as for segment and individual site operating targets; and
      o they are used by our board of directors and management for determining certain management compensation targets and thresholds.

      EBITDA, adjusted EBITDA and adjusted EBITDAR are not recognized terms under GAAP and do not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA, adjusted EBITDA and adjusted EBITDAR have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:

      o they do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
      o they do not reflect changes in, or cash requirements for, working capital;
      o they do not reflect significant interest expense, or the cash requirements necessary to service interest or principal payments on our revolving credit facility or senior notes;
      o they do not reflect payments made or future requirements for income taxes;
      o although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA, adjusted EBITDA and adjusted EBITDAR do not reflect cash requirements for such replacements; and
      o because not all companies use identical calculations, our presentation of EBITDA, adjusted EBITDA and adjusted EBITDAR may not be comparable to similarly titled measures of other companies.

Susser Holdings Corporation 1Q 2007 Earnings - Page 8

      The following table presents a reconciliation of net income to EBITDA, adjusted EBITDA and adjusted EBITDAR:

                                                        Three Months Ended
                                                  -----------------------------
                                                    April 2,          April 1,
                                                      2006              2007
                                                  -----------------------------
                                                          (in thousands)
Net income                                        $     (3,947)    $     (2,401)
  Depreciation, amortization, and accretion              5,645            6,502
  Interest expense, net                                  4,747            2,859
  Income tax expense                                        --              260
                                                  -----------------------------
EBITDA                                            $      6,445     $      7,220
  Non-cash stock based compensation                        113              675
  Management fee                                           198               --
  Loss (gain) on disposal of assets                         (4)              15
  Other miscellaneous                                     (181)            (105)
                                                  -----------------------------
Adjusted EBITDA                                   $      6,571     $      7,805
                                                  =============================
  Rent expense                                           5,557            6,014
                                                  -----------------------------
Adjusted EBITDAR                                  $     12,128     $     13,819
                                                  =============================

      The following table presents a reconciliation of net cash provided by operating activities to EBITDA, adjusted EBITDA and adjusted EBITDAR:

                                                              Three Months Ended
                                                        -----------------------------
                                                          April 2,          April 1,
                                                            2006              2007
                                                        -----------------------------
                                                               (in thousands)
Net cash provided by operating activities               $     11,521     $      4,577
  Changes in operating assets & liabilities                   (9,585)             230
  Gain on disposal of assets                                       4              (15)
  Non-cash stock based compensation expense                     (113)            (675)
  Minority interest                                              (19)             (16)
  Fair market value in nonqualifying derivatives                (110)              --
  Income taxes                                                    --              260
  Interest expense, net                                        4,747            2,859
                                                        -----------------------------
EBITDA                                                  $      6,445     $      7,220
  Non-cash stock based compensation                              113              675
  Management fee                                                 198               --
  Gain on disposal of assets                                      (4)              15
  Other miscellaneous                                           (181)            (105)
                                                        -----------------------------
Adjusted EBITDA                                         $      6,571     $      7,805
                                                        =============================
  Rent expense                                                 5,557            6,014
                                                        -----------------------------
Adjusted EBITDAR                                        $     12,128     $     13,819
                                                        =============================